News Release 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Stefanie Murphy Date November 7, 2013 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Announces Increase to Quarterly Dividend Chicago (November 7, 2013) – Jones Lang LaSalle Income Property Trust, Inc. (the “Company”), an institutionally-managed, non-listed, daily valued perpetual life REIT, announced that on November 4, 2013 its board of directors declared a regular quarterly dividend for the fourth quarter 2013 of $.11 per share, a 10% increase from the prior quarter’s $.10 per share. The increased dividend is payable on February 7, 2014 to stockholders of record on December 30, 2013. The dividend represents an annualized rate of $.44 per share and marks the eighth consecutive quarterly dividend payment. “We are very pleased to enhance the current return to our stockholders through this dividend increase and demonstrate our ongoing commitment to providing them with attractive, risk-adjusted returns”, said Allan Swaringen, President and Chief Executive Officer of Jones Lang LaSalle Income Property Trust. “Our operating performance continues to improve and our outlook for the balance of the year is quite positive. We are excited to have reached the point in the life of our Company where we are able to provide a dividend increase for our stockholders.” The annualized gross dividend is equivalent to $.44 and represents a yield of approximately 4.33% on the Class A NAV per share of $10.16 and 4.32% on the Class M NAV per share of $10.18 based on the Company's daily NAVs on Monday, November 4th. Class A and M stockholders will receive $.11 per share less applicable class-specific fees. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on the Company, please visit our website at www.jllipt.com.

About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is a leading global real estate investment manager, with approximately $48 billion of assets under management of private and public property equity investments. LaSalle is active across a range of real estate capital and operating markets including private and public, debt and equity and its clients include public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.